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                                                                    Exhibit 23.1


              INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT



The Board of Directors
IDEC Pharmaceuticals Corporation:

The audits referred to in our report dated January 28, 2002, included the related consolidated financial statement schedule as of December 31, 2001, and for each of the years in the three-year period ended December 31, 2001, included in the 2001 Annual Report on Form 10-K. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in registration statements (Nos. 333-65494, 333-47904 and 333-81625) on Forms S-8 and in the registration statements (No. 333-85339) on Form S-3 of IDEC Pharmaceuticals Corporation of our report dated January 28, 2002, relating to the consolidated balance sheets of IDEC Pharmaceuticals Corporation and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and our report on the related financial statement schedule, which reports appears in the 2001 Annual Report on Form 10-K of IDEC Pharmaceuticals Corporation.

                                                  KPMG LLP



San Diego, California
March 28, 2002